Exhibit 99.1
Biodel Reports Fourth Quarter and Fiscal Year 2009 Financial Results
Conference Call Today at 8:30 AM
DANBURY, Conn., December 10, 2009 – Biodel Inc. (Nasdaq: BIOD) today reported financial results for the fourth quarter and fiscal year ended September 30, 2009.
Fourth Quarter and Fiscal Year 2009 Financial Results
Biodel reported a net loss for the quarter ended September 30, 2009 of $10.5 million, or $0.44 per share, compared to a net loss of $12.7 million, or $0.53 per share, for the fourth quarter of fiscal year 2008.
Net loss applicable to common stockholders for the year ended September 30, 2009 was $43.3 million, or $1.82 per share, compared to $43.4 million, or $1.94 per share, for the fiscal year ended September 30, 2008.
Research and development expenses were $7.9 million for the three months ended September 30, 2009, compared to $11.0 million for the same period in the prior year. For the 2009 fiscal year, research and development expenses were $32.3 million, compared to $32.6 million for the 2008 fiscal year. The decrease in research and development expenses was primarily due to reductions in certain clinical and manufacturing expenses, and was offset by costs related to the purchase of recombinant human insulin to build commercial supply inventory for VIAject® and to costs associated with the preparation of the filing of the planned new drug application, or NDA, for VIAject®.
General and administrative expenses totaled $2.6 million for the three months ended September 30, 2009, compared to $3.0 million for the same period in the prior year. General and administrative expenses totaled $11.0 million for the year ended September 30, 2009, compared to $14.8 million for the fiscal year 2008. The decrease in general and administrative expenses was attributable to reductions in share-based compensation, professional fees and travel expenses.
Expenses for the fiscal year ended September 30, 2009 and 2008 include $5.1 and $6.5 million in stock-based compensation expense related to options granted to employees and non-employees.
Biodel did not recognize any revenue during fiscal years 2009 or 2008.
At September 30, 2009, Biodel had cash and cash equivalents of $54.6 million and 23.8 million shares outstanding.
Business Review

Biodel is completing an NDA for submission to the U.S. Food and Drug Administration by the end of 2009 for approval to market VIAject® as a treatment for diabetes. The NDA will include results from multiple pharmacokinetic, pharmacodynamic and standardized meal studies, the two completed pivotal Phase 3 clinical trials of VIAject® in patients with Type 1 and Type 2 diabetes, as well as interim results from the long-term safety extension trial for patients who completed the pivotal Phase 3 clinical trials.
Update on Preliminary Results of Phase 3 Trials
Biodel completed its two pivotal Phase 3 clinical trials of VIAject® in July 2008, and presented preliminary results from the trials in September 2008 at the annual meeting of the European Association for the Study of Diabetes. The primary objective of the trials was to determine if VIAject® is not inferior to Humulin® R in the management of blood glucose levels, as measured by the mean change in patients’ glycosylated hemoglobin, or HbA1c, levels from baseline to the end of the trial. HbA1c levels are a measure of patients’ average blood glucose levels over a period of approximately 3 months.
Predefined secondary endpoints in the trials included rates of severe and non-severe hypoglycemic events, and changes in body weight.
In the company’s final analysis of the Type 1 and Type 2 trials, HbA1c decreased comparably in the treatment groups, thereby achieving the primary endpoint of statistical non-inferiority. In the Type 1 trial, a statistically significant interaction associated with HbA1c data from India was observed and efficacy results from India were, therefore, not comparable to the results from the United States and Germany. When the interaction is taken into account, non-inferiority in the Type 1 trial is achieved.
In the company’s final analysis of the data from the pivotal Phase 3 clinical trial in patients with Type 1 diabetes, patients receiving Humulin® R were twice as likely to have one or more severe hypoglycemic events when compared to those receiving VIAject®.  This result did not achieve statistical significance due to the small number of patients experiencing one or more severe hypoglycemic events (15 patients in the Humulin® R arm and 8 patients in the VIAject® arm, for a total of twenty-three patients).  Patients receiving VIAject® lost 0.1 pounds on average, while patients receiving Humulin® R gained 3.1 pounds on average, for a difference of 3.2 pounds. This result was statistically significant.
In the company’s final analysis of the data from the pivotal Phase 3 clinical trial in patients with Type 2 diabetes, the median number of non-severe hypoglycemic events in the Humulin® R arm was twice as great as in the VIAject® arm. Patients treated with VIAject® gained less weight than patients treated with Humulin® R. Patients receiving VIAject® gained 1.0 pounds on average, while patients receiving Humulin® R gained 3.0 pounds on average, for a difference of 2.0 pounds. Both the hypoglycemia and weight results were statistically significant. With regard to severe hypoglycemic events, no meaningful comparison was possible due to the small number of events that occurred in both the VIAject® and the Humulin® R treatment groups.
Update on VIAject® Formulation
Since completing the pivotal Phase 3 clinical trials, the company has developed other formulations of VIAject® and successfully bridged from the pH 4, 25 IU/cc, two-vial lyophilized formulation used in the pivotal trials to a pH4, 100 IU/cc liquid formulation. Recently, the company successfully bridged to a pH 7 100 IU/cc liquid formulation upon which the NDA for VIAject® will now be based. The pH 7 formulation may offer certain commercial advantages, including increased stability and greater tolerability. A recent tolerability study demonstrated a statistically significant reduction in injection site discomfort with the pH7 100 IU/cc liquid formulation of VIAject® compared to the lyophilized formulation. A majority of patients in this tolerability study experienced the same or less discomfort with the liquid formulation of VIAject® than they did with their usual meal-time insulin, although a subset of patients experienced more injection site discomfort with the liquid formulation of VIAject® than they did with Humalog®.
Biodel is developing the 100 IU/cc liquid formulation for use in two presentations: in vials for use with syringes and insulin pumps, and cartridges for use in both disposable and reusable pen injectors. The company recently executed a letter of intent to purchase a disposable insulin pen designed by Wockhardt Ltd. for use with VIAject®. The company intends to submit this pen to the FDA for review subsequent to filing the VIAject® NDA upon completing certain modifications that the company believes will improve its commercial performance.
Conference Call and Webcast Information
Biodel’s senior management will host a conference call on December 10, 2009 beginning at 8:30 am Eastern Standard Time to discuss these results and provide a company update. Live audio of the conference call will be available to investors, members of the news media and the general public by dialing 1- 800-268-8047 (United States) or 1- 913-312-6681 (international). To access the call by live audio webcast, please log on to the investor section of the company’s website at www.biodel.com. An archived version of the audio webcast will be available at Biodel’s website.
About Biodel Inc.
Biodel Inc. is a specialty biopharmaceutical company focused on the development and commercialization of innovative treatments for endocrine disorders such as diabetes. Biodel’s product candidates are developed using VIAdelTM technology, which reformulates existing FDA-approved peptide drugs. For further information regarding Biodel, please visit the company’s website at www.Biodel.com.

Safe-Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management’s judgment regarding future events. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, future clinical trial results, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The company’s forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements, including, but not limited to, our ability to timely submit our VIAject® NDA, and have the NDA accepted for filing by the FDA; our ability to secure FDA approval for VIAject® and our other product candidates under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act; our ability to market, commercialize and achieve market acceptance for product candidates developed using our VIAdel™ technology, particularly VIAject®; the progress or success of our research, development and clinical programs and the initiation and completion of our clinical trials; the FDA’s findings regarding data anomalies observed in India in our Phase 3 clinical trial of VIAject® for patients with Type 1 diabetes; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; our estimates of future performance; our ability to enter into collaboration arrangements for the commercialization of our product candidates and the success or failure of those collaborations after consummation, if consummated; the rate and degree of market acceptance and clinical utility of our products; our commercialization, marketing and manufacturing capabilities and strategy; our estimates regarding anticipated operating losses, future revenues, capital requirements and our needs for additional financing; and other factors identified in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. The company disclaims any obligation to update any forward-looking statements as a result of events occurring after the date of this press release.
BIOD-G

Biodel Inc.
(A Development-Stage Company)
Balance Sheets
(In thousands, except share and per share amounts)

	September 30,
	2008	2009
ASSETS
Current:
Cash and cash equivalents	$64,731	$54,640
Marketable securities, available for sale	25,552	—
Taxes receivable	1,988	752
Prepaid and other assets	1,130	482

Total current assets	93,401	55,874
Property and equipment, net	3,931	3,695
Intellectual property, net	59	56
Other assets	120	—

Total assets	$97,511	$59,625

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current:
Accounts payable	$813	$1,007
Accrued expenses:
Clinical trial expenses	4,163	5,647
Payroll and related	1,420	1,117
Accounting and legal fees	509	325
Severance	268	183
Other	839	643
Income taxes payable	1,012	165

Total current liabilities	9,024	9,087
Commitments
Stockholders’ equity:
Preferred stock, $.01 par value; 50,000,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value; 100,000,000 shares authorized; 23,698,558 and 23,803,672 issued and outstanding	237	238
Additional paid-in capital	171,506	176,764
Accumulated other comprehensive loss	(62)	—
Deficit accumulated during the development stage	(83,194)	(126,464)

Total stockholders’ equity	88,487	50,538

Total liabilities and stockholders’ equity	$97,511	$59,625

Biodel Inc.
(A Development Stage Company)
Statements of Operations
(In thousands, except share and per share amounts)

				December 3,
				2003
				(Inception) to
	Year Ended September 30,			September 30,
	2007	2008	2009	2009
Revenue	$—	$—	$—	$—

Operating expenses:
Research and development	15,939	32,554	32,325	90,051
General and administrative	8,386	14,800	10,994	36,645

Total operating expenses	24,325	47,354	43,319	126,696
Other (income) and expense:
Interest and other income	(1,902)	(3,010)	(386)	(5,489)
Interest expense	—	—	—	78
Loss on settlement of debt	—	—	—	627

Operating loss before tax provision (benefit)	(22,423)	(44,344)	(42,933)	(121,912)
Tax provision (benefit)	125	(983)	337	(508)

Net loss	(22,548)	(43,361)	(43,270)	(121,404)
Charge for accretion of beneficial conversion rights	—	—	—	(603)
Deemed dividend — warrants	(4,457)	—	—	(4,457)

Net loss applicable to common stockholders	$(27,005)	$(43,361)	$(43,270)	$(126,464)

Net loss per share — basic and diluted	$(1.76)	$(1.94)	$(1.82)

Weighted average shares outstanding — basic and diluted	15,354,898	22,390,434	23,746,598

Contact:
The Trout Group LLC
Seth D. Lewis, +1 617-583-1308